Stockgroup Information Systems Inc.

PERFORMANCE STOCK OPTION AGREEMENT

AGREEMENT dated **April 28, 2008** (the "Agreement") by and between **Stockgroup Information Systems Inc.**, a Colorado corporation (the "Company"), and **Karl H. Buhr** (the "Optionee").

Preliminary Statement

The Company desires, by affording the Optionee an opportunity for investment in its Common Stock by the terms of this Agreement and the Company's **STOCK OPTION PLAN – 2007**, to further the objectives of the Company by providing a special incentive to the Optionee to continue his or her services to the Company and to increase his or her efforts on behalf of the Company.

The Company's Board of Directors or a duly authorized committee thereof (the "Committee"), pursuant to the **STOCK OPTION PLAN – 2007** annexed hereto as Exhibit "A" (the "Plan"), has authorized the granting to the Optionee, as **an officer of the Company** (as defined in the Plan), of a non-qualified stock option (the "Option") to purchase the number of Common Shares (as defined in the Plan) of the Company's Shares as defined in the Plan. The parties hereto desire to enter into this Agreement in order to set forth the terms of the Option.

Accordingly, the parties hereto agree as follows:

1. **Incorporation.** The provisions of the Plan are expressly incorporated herein and made an integral part hereof as though set forth herein. Capitalized terms used herein and not otherwise defined shall have the same meaning as ascribed to them in the Plan. In the event of conflict between the Plan and this Agreement, this Agreement shall prevail.

2. **Grant of Option and Exercise Price.** Subject in all respects to the Plan and the terms and conditions set forth herein, the Company hereby grants to the Optionee, the Option to purchase from the Company up to an aggregate of **250,000** Shares (the "Option Shares") at a price of **$0.38** per Option Share (the "Exercise Price") by achieving certain business targets as set out in Section 4a.

3. **Grant Date.** Subject to the execution and delivery of this Agreement, for all purposes related to the Option, the effective date of the Option shall be the date of this Agreement (the " Effective Date").

4. **Manner of Exercise.**

   a. **Earning of Options:** The Optionee shall earn the right to exercise a portion of the aggregate Options Shares if the Company achieves certain business targets outlined below before December 31, 2010. After December 31, 2010, no additional performance metrics may be achieved. In no way can the Optionee earn more than 100% of the available options;

Business Targets	Full Year Revenue greater than $20 million	Full Year Revenue greater than $25 million	Full Year Revenue greater than $30 million	Full Year EBITDA greater than $3.0 million	Full Year EBITDA greater than $4.0 million	Full Year EBITDA greater than $5.0 million
Number of Option Shares Earned	50,000	25,000	50,000	50,000	25,000	50,000

b. **Vesting**: Subject to the terms and conditions hereof and the terms of the Plan, the Option will become exercisable as to **thirty-four percent (34%)** of the original number of Option Shares on the twelfth (12) month anniversary of the Effective Date, and **thirty-three percent** (33%) in each additional twelve (12) month anniversary thereafter until all the Options are vested. Earned shares must be vested before being eligible for exercise;

c. **Exercise and Expiry of Option**: Subject to the vesting provisions set forth above, the Option may be exercised at any time and from time to time on or before five (5) years from the Effective Date (the "Option Period");

c. **Notice and Form of Exercise; Payment of Exercise Price**: Subject to the above, the Option may be exercised by the Optionee by providing written notice (the "Notice of Exercise") to the Company, which notice (a) will state the election to exercise the Option, the number of Shares as to which the Option is then being exercised, and the manner of payment to be employed by the Optionee; (b) will be accompanied by payment of the Exercise Price; and (c) will be signed by the person exercising the Option or, in the event that the Option is being exercised by any person other that the Optionee, will be accompanied by appropriate proof of the right of such person to exercise the Option as provided in the Plan. The Option Shares shall be delivered to Optionee within two business days of the date of the Notice of Exercise. Under this Option the Optionee may employ all payment methods of the Plan except for a "Cashless Exercise" and shall indicate on the Notice of Exercise the method of payment being employed;

d. **Withholding**: The Company may withhold the issuance of the Option Shares until the Optionee provides the Company with cash equal to the federal or provincial income taxes and any other fees or levies, if any, that the Company is required by law to withhold in connection with the Optionee's exercise of the Option;

e. **Subsequent Tax Liability**: Any federal, provincial or local income tax liability resulting from the exercise or disposition of the Option Shares purchased pursuant to the Option will be the sole responsibility of the Optionee;

f. **Issuance of Certificates Representing Common Shares**: Within a reasonable time from the date of receipt by the Company of the foregoing notice and all required payments and other documentation, a certificate or certificates representing the Option Shares purchased will be issued by the Company, with such restrictive legends as counsel to the Company may determine are required as a matter of law. All Option Shares issued as provided herein will be fully paid and non-assessable;

g. **Reduction in Option Shares**. The number of Option Shares to which an Optionee is entitled under the Option shall be reduced by the number of Option Shares purchased by the Optionee pursuant to the Option.

5. **Rights as a Shareholder**. The Optionee will have none of the rights of a shareholder of the Company with respect to any Option Shares until such time as the Optionee has become the holder of record of such Option Shares.

6. **Transferability**. The Option is not transferable other than to the Optionee's estate upon the death of the Optionee.

7. **Exercise After Termination of Employment, Death, or Disability.**

(a) **Termination.** If the Optionee's employment, position or office with the Company is terminated within the Option Period for cause, as determined by the Company in its sole discretion, or if the Optionee resigns without appropriate or agreed notice and agreed termination terms, the Option will be void for all purposes immediately upon notice of termination or resignation, as the case may be, unless otherwise agreed by the Company. As used in this Section, "cause" has the meaning provided in the employment agreement dated December 28, 2007 by and between the Company or a subsidiary, and the Optionee (the Employment Agreement). If the Optionee's employment is terminated for another reason, not contemplated in this Agreement or in the Employment Agreement, then the Option shall be exercisable, as to the vested portion only on the date of termination, for a period of sixty (60) calendar days after termination, except as otherwise permitted in writing by the Company, but not beyond the Option Period. The effect of this Section will be limited to determining the consequences of a termination on the Option and nothing in this Section will restrict or otherwise interfere with the Company's discretion with respect to the termination of any employee in accordance with such person's employment agreement. Any portion of the Option that was not vested on the date of termination expires as of the date of such termination except as provided for in the Employment Agreement. Options granted to an Optionee who is engaged in Investor Relations Activities shall expire within thirty (30) days after the Optionee ceases to be employed to provide investor relations activities.

(b) **Death or Disability**. If the Optionee's employment with the Company is terminated within the Option Period because of the Optionee's death or long term disability, the Option will remain exercisable, to the extent that it was vested and exercisable on the date of the Optionee's death or disability, for a period of twelve (12) months after such date but not beyond the Option Period; any portion of the Option that was not vested as of the date of death or disability expires as of such date.

(c) **Non-Employees or Non-Office Holders.** For all purposes under this Section, a Participant who is not an employee or office holder of the Company will be considered to have a termination at the conclusion of the relevant contract or upon notice by the Company of termination for default or breach of agreement. If the contract is terminated for breach or default then the Option shall terminate immediately. Otherwise, the Option may be exercised as to the extent vested and exercisable as of the date of such termination for a period of fifteen (15) business days following the date of such termination except as otherwise permitted in writing by the Company. Any portion of the Option that was not vested on the date of such termination expires as of the date of such termination.

(d) **Leave of Absence.** Excluding an approved maternity or paternity leave, in the event of a management approved leave of absence, any unvested Options shall cease to vest and shall not be exercisable as if you were an active employee of the Company, subject to the terms of this Plan. If you return to active status, your Options will continue to vest and be exercisable in accordance with their terms. If you do not return to active status within 30 calendar days, your unvested Options will be canceled immediately and your vested Options will be canceled on the 31st day following your last day of active employment.

(e) **Conflict with Employment Agreement.** In the event of conflict between this Agreement and the Employment Agreement, the Employment Agreement will prevail.

8. **Limitations Upon Issuance of Option Shares**. Anything contained herein to the contrary notwithstanding, no Option Share will be issued upon exercise of the Option until the Company is satisfied that such Option Share may be issued in compliance with all applicable laws and regulations, including, without limitation federal, provincial and securities laws, and with the requirements of any stock exchange upon which the Shares are then listed. In that connection, the Company may require the Optionee, as a condition to issuing such shares, to execute such covenants and certificates, containing such agreements and representations, as the Company deems appropriate to establish the availability of exemptions from Canadian federal law and provincial securities laws and otherwise to effect or establish such compliance. The Company will not have any liability with respect to any failure to issue Option Shares as a result of the provisions of this paragraph 8. The Company shall have no requirement to qualify Option Shares for issuance or re-sale except by specific written agreement to such effect or as provided in this Plan.

The Optionee acknowledges that the Option Shares may not be or are not being qualified in the jurisdiction of the Optionee and that the share certificate representing any Option Shares will have trading restriction notices imprinted on the face thereof. In particular for British Columbia or other Canadian residents a legend will be imprinted on the certificate to the following substantial effect:

"The shares represented by this certificate may not be traded in Canada until [date], except pursuant to exemptions permitted by the Securities Act and regulations thereof, and the TSX Venture Exchange."

9. **No Right of Continued Service**. Nothing in this Agreement or in the Plan will confer on the Optionee any right to continue as an employee, director, officer, advisor or consultant of or to the Company.

10. **Board's Determination Binding**. A determination by the Board of Directors of the Company as to any question, dispute or disagreement that may arise with respect to the interpretation of the provisions of this Agreement or the Plan will be final and binding on the Optionee.

11. **Counsel**. Each party acknowledges it has had the opportunity to obtain separate counsel of choice. The Optionee expressly acknowledges and the Company expressly states that the Company is not giving any securities or tax advice to the Optionee with respect to the grant or exercise of the Option or to any disposition of the Option Shares. The Optionee acknowledges and accepts this disclaimer.

12. **Indemnification**. Each party hereby indemnifies and agrees to hold harmless the other party from any liability; cost or expense arising from or related to any act or failure to act of such party which is in violation of this Agreement and the Plan.

13. **Governing Law**. This Agreement will be constructed and enforced in accordance with the internal laws of the province of British Columbia.

14. **No Waiver**. No waiver of any default under this Agreement will be considered valid unless in writing and no such waiver will be deemed a waiver of any subsequent default of the same or similar nature.

15. **Amendment and Conflict**. In the event of any conflict between the terms of this Option Agreement and the Plan the terms of the Plan shall prevail. In the event of any conflict between the terms of this Agreement and any employment agreement the terms of the employment agreement shall prevail. This Agreement may be amended only by a written instrument signed by both parties to this Agreement.

16. **Binding Effect**. This Agreement is binding upon and will ensure to the benefit of the parties and their

respective personal representatives and permitted successors and assigns.

17. **Notices**. All notices will be sent to the Company, c/o Corporate Secretary, Stockgroup Information Systems Inc., Suite 500 – 750 West Pender Street, Vancouver, British Columbia Canada V6C 2T7 and to the Optionee at the address set forth below their signature, or to such other addresses as the parties may notify in writing.

IN WITNESS WHEREOF, the Company and the Optionee have duly executed this Agreement as of the day and year first above written.

COMPANY:	**OPTIONEE:**	
/s/ Marcus New	Signature:	/s/ Karl H. Buhr
Marcus New		
Chief Executive Officer	Name:	Karl H. Buhr
Stock Option Plan Administrator		

EXHIBIT "A"
The Plan